As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-237242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-237242

UNDER

THE SECURITIES ACT OF 1933

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0630022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Second Floor, Washington House 16 Church Street Hamilton, HM11, Bermuda

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

John Golden

Executive Vice President and General Counsel

Second Floor, Washington House

16 Church Street

Hamilton HM 11, Bermuda

(441) 279-8400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Perry J. Shwachman Samir A. Gandhi Robert A. Ryan Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Telephone: (312) 853-7000 Telecopy: (312) 853-7036	Charles G.R. Collis Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton, HM CX Bermuda Telephone: (441) 295-1422 Telecopy: (441) 292-4720

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-237242) of Athene Holding Ltd., a Bermuda exempted company (the “Registrant”), originally filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2020 (the “Registration Statement”).

On January 1, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among the Registrant, Apollo Global Management, Inc. (“AGM”), Tango Holdings, Inc. (“Tango Holdings”), Blue Merger Sub, Ltd. and Green Merger Sub, Inc., (a) each of AGM and the Registrant became wholly-owned subsidiaries of Tango Holdings, (b) AGM was renamed Apollo Asset Management, Inc. and (c) Tango Holdings was renamed Apollo Global Management, Inc.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements. The Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on January 4, 2022.

ATHENE HOLDING LTD.

By:	/s/ John Golden
John Golden
Executive Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act.